Exhibit 99.1

MAP Pharmaceuticals Reports Second Quarter of 2010 Financial Results

MOUNTAIN VIEW, Calif., August 3, 2010 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the second quarter ended June 30, 2010.

The net loss for the quarter ended June 30, 2010 was $12.5 million, compared to $5.0 million during the same period in 2009. The net loss for the first six months of 2010 was $26.5 million, compared to $14.9 million for the first six months of 2009. As of June 30, 2010, MAP Pharmaceuticals had cash and cash equivalents of $55.3 million.

“We had an active second quarter, meeting with the FDA to gain clarity around our upcoming New Drug Application submission for LEVADEX.  In addition, at medical conferences, we presented additional LEVADEX data that continues to make the case for its potential use in a broad spectrum of acute migraine,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We also are making progress on the remaining trials required to support our NDA, which we plan to submit in the first half of 2011. We recently reported results for our pharmacokinetics trial of LEVADEX, completed patient enrollment in our pharmacodynamics trial and are on track to complete patient treatment in 2010 for our ongoing safety extension of the Phase 3 FREEDOM-301 trial and a QT trial.”

2010 Year-to-Date Accomplishments:

▪	Received notification from the Food and Drug Administration (FDA) that a second pivotal efficacy study is not required for the LEVADEX New Drug Application (NDA) submission.

▪	Conducted clinical and CMC discussions with the FDA which provided input on the content to be included in our NDA, which we plan to submit in the first half of 2011.

▪
Completed the pharmacokinetics trial of LEVADEX in smokers and non-smokers and reported data showing that the systemic absorption of LEVADEX was not higher and systemic exposure to intravenous dihydroergotamine mesylate (DHE) was not greater in smokers than in non-smokers.

▪
Completed enrollment in the pharmacodynamics trial of LEVADEX, a randomized, double blind, placebo controlled, three way, crossover trial in approximately 24 healthy adults designed to compare the acute effects of LEVADEX, IV DHE and placebo on pulmonary artery pressure by taking regular echocardiogram measurements over a two hour period.

▪
Presented additional analyses of FREEDOM-301 data at the Annual Meeting of the American Academy of Neurology (AAN) showing that LEVADEX was effective in two difficult-to-treat patient subpopulations, menstrual migraine and migraine with allodynia.

▪
Presented additional analyses of FREEDOM-301 data at the 52nd Annual Scientific Meeting of the American Headache Society (AHS) showing that LEVADEX was effective irrespective of when it was administered during a migraine cycle. Data also were presented showing LEVADEX was both effective and well tolerated in migraine patients with asthma.

Second Quarter and Six Month Financial Results

Revenues for the quarter and six months ended June 30, 2010 were $0, compared to $8.6 million and $16.1 million, respectively, for the same periods in 2009. The revenues for the quarter and six months ended June 30, 2009 were due to amortization of an upfront payment and reimbursements for development expenses related to Unit Dose Budesonide (UDB), pursuant to MAP Pharmaceuticals’ previous license agreement with AstraZeneca.

Research and development (R&D) expenses for the quarter and six months ended June 30, 2010 were $8.2 million and $18.0 million, respectively, compared to $9.6 million and $23.7 million, respectively, for the same periods in 2009. For both the three and six months ended June 30, 2010 compared to the same periods in 2009, the decreases were driven primarily by decreases in clinical and other project expenses to support the LEVADEX Phase 3 clinical program and decreases in clinical and other project expenses to support the UDB Phase 3 clinical program as a result of suspending the development of our UDB product candidate in the third quarter of 2009.

Sales, general and administrative (SG&A) expenses for the quarter and six months ended June 30, 2010 were $3.9 million and $7.8 million, respectively, compared to $3.4 million and $6.2 million, respectively, for the same periods in 2009. For both the three and six months ended June 30, 2010 compared to the same periods in 2009, the increases in SG&A expenses were driven primarily by increases in professional services and LEVADEX related marketing activities, and increases in personnel related expenses, including stock-based compensation.

MAP Pharmaceuticals had cash and cash equivalents as of June 30, 2010 of $55.3 million, compared to $65.8 million as of December 31, 2009.

For the quarter and six months ended June 30, 2010, non-cash stock-based compensation and depreciation were approximately $1.9 million and $3.7 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company's business, including, without limitation, risks and uncertainties relating to the enrollment, conduct and completion of clinical trials, failure to achieve favorable clinical outcomes and to have the company's LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$55,330	$65,776
Other current assets	455	620

Total current assets	55,785	66,396
Property and equipment, net	4,536	4,164
Other assets	41	126
Restricted investment	310	310

Total assets	$60,672	$70,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,839	$14,484
Current portion of long-term debt	7,653	7,283

Total current liabilities	17,492	21,767
Long-term debt, net of current	3,558	7,337
Other liabilities	129	90

Total liabilities	21,179	29,194

Total stockholders’ equity	39,493	41,802

Total liabilities and stockholders’ equity	$60,672	$70,996

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009

Collaboration revenue	$-	$8,645	$-	$16,129

Operating expenses:
Research and development	8,242	9,628	18,028	23,703
Sales, general and administrative	3,910	3,437	7,791	6,245

Total operating expenses	12,152	13,065	25,819	29,948

Loss from operations	(12,152)	(4,420)	(25,819)	(13,819)

Other expense, net	(337)	(549)	(728)	(1,070)

Net loss	(12,489)	(4,969)	(26,547)	(14,889)

Net loss per share attributable to common
stockholders, basic and diluted	$(0.47)	$(0.24)	$(1.01)	$(0.72)

Weighted-average common shares used in computing net loss per
share attributable to common stockholders, basic and diluted	26,480,166	20,699,343	26,167,861	20,641,878